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                                                                    EXHIBIT 99.1

            FOR IMMEDIATE RELEASE                     For Additional Information
                                                      Contact: Peter J. O'Hanlon
                                                              or Terry E. George
                                                                  (614) 761-6000


               Dominion Homes Reports Record Sales and Deliveries

DUBLIN, Ohio - October 15, 2002 Dominion Homes, Inc. (NASDAQ: DHOM) reported the number of homes it sold during the three months ended September 30, 2002 increased 25% to a third quarter record 605 homes versus 484 homes for the same period a year ago. The sales value of the homes it sold in third quarter 2002 increased to $109.6 million compared to $89.7 million in 2001.

The Company also reported its closings for the three months ended September 30, 2002 increased 15% to a record 724 homes during third quarter 2002 compared to 631 homes during third quarter 2001.

The Company had a backlog on September 30, 2002 of 1,035 contracts, with a sales value of $198.3 million, compared to 1,112 contracts, with a sales value of $214.7 million, in backlog on September 30, 2001.

The Company's third quarter 2002 conference call to discuss earnings will take place at 4:00 PM on Tuesday October 29, 2002. Interested parties may listen in by accessing the Company's website at www.dominionhomes.com

Dominion Homes, which is included in the Year 2001 List of the "200 Best Small Companies" published by Forbes Magazine, offers three distinct series of homes which are differentiated by size, price, standard features and available options. The Company's "Best of Everything" philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville, Kentucky. Additional information about the Company and its homes can be found on its website.

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